Exhibit 10.10

Sales Contract

Party A: SUPPLIER A

Company Registration No.: 2615733

Company Address: Room B, 11th Floor, Tower 2, Wing Tuck Plaza, 88 Container Port Road, Kwai Chung, New Territories

Party B: King Health Investment Holdings Limited

Company Registration No.: 2190317

Company Address: Room 707, 7th Floor, Capital Centre, 151 Gloucester Road, Wan Chai, Hong Kong

To promote mutual development under principles of equality and mutual benefit, Party A and Party B agree to the following terms regarding Party B’s appointment as Party A’s sales agent:

1. Sales Territory:

Hong Kong Special Administrative Region.

2. Sales Category:

Food products.

3. Sales Period:

From January 1, 2023, to December 31, 2025. Upon expiration of the contract, Party B shall have the priority to renew under the same conditions.

4. Product Pricing and Rebate Terms:

1.	In case of price increase or decrease of raw materials, the price will be adjusted according to Party A’s actual cost, and the product price will be calculated based on the unified ex-factory price adjusted by Party A.

2.	Rebate Terms: If Party B achieves annual sales of Party A’s products reaching HKD 3 million, Party B shall be entitled to a 3% rebate on the total annual sales. If the annual sales exceed HKD 4 million, an additional 1% rebate shall be granted.

5. Rights and Obligations:

Party A:

1.	Party A shall supply qualified products to Party B at fair and reasonable unified prices.

2.	Party A reserves the right to inspect Party B’s sales activities and request sales progress reports on an irregular basis.

3.	Party A may terminate Party B’s sales rights if Party B breaches the contract terms.

4.	If Party A unjustifiably ceases supply, Party B has the right to hold Party A liable.

Party B:

1.	In the operation of the agreed products, Party B shall strictly comply with national laws and regulations, and adhere to Party A’s rules and management requirements.

2.	Party B shall not disrupt markets outside the designated sales territory. If expansion into undeveloped regions is desired, Party B must obtain prior consent from Party A and sign a separate sales contract.

3.	To ensure smooth cooperation, Party B shall submit monthly sales reports. If Party B is found to engage in unauthorized cross-regional sales, Party B shall compensate for the losses incurred in the affected regions. If such actions are intentional, Party A may terminate Party B’s sales rights.

4.	Party B shall not sell products below the minimum market price set by Party A. Violations may result in termination of sales rights.

5.	Party B shall not engage in any actions that harm Party A’s image or interests, and shall be liable for any resulting economic losses or negative impact on product sales.

6.	During the contract period, Party B shall not sell products similar to or competing with Party A’s products. Violations may result in termination of sales rights.

6. Payment Settlement:

Payment shall be settled monthly. The 15th of each month is the reconciliation date. All accounts for the current month must be reconciled by the 15th of the following month. Payment for the month must be fully transferred to Party A’s designated account within 60 days. Reconciliation documents and timing shall be based on the delivery notes issued by Party A’s logistics department (unsettled delivery notes shall be considered as Party B’s outstanding debts to Party A, with transportation costs borne by Party B). Any rebate amount may be deducted from the total payment due to Party A at the end of the year.

7. Delivery and Transportation:

1.	Party B must submit an order plan to Party A at least 7 days in advance. In the absence of ready stock, Party A shall arrange shipment within 7 working days after receiving the order (except under special circumstances).

2.	Transportation costs shall be borne by Party B. In the event of claims during transportation, Party A shall assist Party B in the process, with compensation benefits accruing to Party B. Upon receipt of goods, Party B shall inspect them carefully. If damage is found, Party B must request proof from the carrier and file a claim with the transportation department, providing feedback to Party A.

8. Quality Requirements ,Acceptance Standards, and Warranty:

1.	For quality issues, Party A shall implement a “three guarantees” policy (excluding damage caused during transportation or by human factors). If products are replaced due to quality issues, the process shall follow a “return before replacement” principle, with returned goods settled at 90% of the original price. Return transportation costs shall be borne by Party B.

2.	Party A shall provide general wear-and-tear parts free of charge, while certain parts may incur a cost. Party B must return defective items.

3.	Acceptance standards, methods, and objection period: Acceptance shall be based on samples, with a 20-day written objection period for the entire batch of goods.

4.	For any feedback or suggestions regarding product quality or after-sales service, please contact Party A’s sales department directly.

9. Liability for Breach:

1.	Party B shall operate legally when selling Party A’s products. Any illegal activities resulting in economic losses or legal liabilities shall be borne solely by Party B.

2.	Both parties shall strictly adhere to the responsibilities and obligations outlined in this contract. Except in cases of force majeure (e.g., natural disasters, embargoes, national policies, or war), the breaching party shall bear full liability.

10. Disputes and Resolution:

All disputes shall be resolved through friendly negotiations. If negotiations fail, either party may file a lawsuit with the courts of the Hong Kong Special Administrative Region.

11. Miscellaneous:

Matters not covered in this contract may be addressed through additional negotiations.

12. Contract Execution:

This contract is executed in duplicate, with each party holding one copy. It shall take effect upon signing by authorized representatives of both parties and shall have equal legal validity.

No text below

Signature page

Party A: SUPPLIER A

Signature and Company Chop:

Date: January 1, 2023

Party B: King Health Investment Holdings Limited

Signature and Company Chop:

Date: January 1, 2023

4